UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  August 31, 2015

CESCA THERAPEUTICS INC.
(Formerly Known As ThermoGenesis Corp.)
(Exact name of registrant as specified in its charter)

Delaware	000-16375	94-3018487
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

2711 Citrus Road
Rancho Cordova, California  95742
(Address and telephone number of principal executive offices) (Zip Code)

(916) 858-5100
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On August 31, 2015, Cesca Therapeutics Inc., a Delaware corporation (the “Company”), entered into a securities purchase agreement (the “Purchase Agreement”) with an institutional accredited investor (the “Investor”). Pursuant to the terms of the Purchase Agreement, the Company sold the Investor Senior Secured Convertible Debentures in principal amount of $15,000,000 (“Debentures”), Series A warrants (“Series A Warrants”) to purchase up to 22,058,823 shares of Company’s common stock (“Series A Warrant Shares”) at an exercise price equal to $0.68 per Series A Warrant Share and Series B warrants (“Series B Warrants” and together with the Series A Warrants, “Warrants”) to purchase up to 12,132,353 shares of Company’s common stock (“Series B Warrant Shares” and together with the Series A Warrant Shares, “Warrant Shares”) at an exercise price equal to $0.68 per Series B Warrant Share (the “Financing”).  The Financing will be conducted through two closings. The Financing had an initial closing on August 31, 2015 (the “Initial Closing”) and a second closing remains subject to the satisfaction of certain closing conditions discussed below (“Second Closing”). The Series A Warrants and the Series B Warrants are both subject to vesting in proportion to the amount of funds received by Company under the Debenture.

In connection with the Financing, the Company entered into a registration rights agreement (the “Registration Rights Agreement”) and a security agreement (the “Security Agreement”) with the Investor.  Further, the Company covenanted (a) to cause its subsidiaries to enter into a guaranty (the “Subsidiary Guarantee”) and join the Security Agreement, and (b) to enter into a deposit control agreement with Bank of America, N.A. with respect to a deposit control account.

At the Initial Closing, the Company received gross proceeds of $5.5 million.  The remaining $9.5 million of gross proceeds from the Financing will be deposited at a Second Closing into the deposit control account. The $9.5 million of gross proceeds will be released to the Company after receiving (i) stockholder approval of certain share issuances relating to the Financing to meet Nasdaq listing requirements, (ii) stockholder approval of an amendment to the Company’s certificate of incorporation increasing its authorized number of shares of common stock to 350,000,000, and (iii) approval from California Institute for Regenerative Medicine (“CIRM”) of a grant in the amount of $10 million, subject to certain possible offsetting by Medicare eligibility reimbursements, for clinical trials to treat no option patients with critical limb ischemia. Certain directors, officers and shareholders of Company representing approximately 25.7% of the outstanding shares of Common stock have entered into a voting agreement pursuant to which such persons, as shareholders, agreed to vote all of their shares of Common Stock in favor of the issuances of Common Stock in connection with the Financing and to amend the Company’s certificate of incorporation to increase its authorized number of shares of Common Stock.  The Company intends to seek stockholder approval for these matters at a special stockholders meeting to be held on or before November 9, 2015.

In connection with the Financing, the Company will pay Maxim Group LLC, the placement agent (the “Placement Agent”), an aggregate cash fee equal to $440,000 in connection with the Initial Closing and will pay $760,000 upon the Second Closing as well as the reimbursement of certain expenses.

The Purchase Agreement provides that the Company will not issue any securities for a period of 90 days following the date of effectiveness of the resale registration statement.  Further, under the Purchase Agreement, until August 31, 2018, the Company will not enter into any new variable rate securities transactions.  For a period of 5 years following the date of effectiveness of the resale registration statement, the Investor has the right to participate in the purchase of 50% of the securities offered by the Company in any future financing transactions.

Description of the Senior Secured Convertible Debenture

The Debentures are due August 31, 2045, bear no interest, may be convertible into shares of the Company’s common stock at a conversion price of $0.68 per share and are secured by all of the Company’s assets.  The Investor may convert the Debentures at any time into Common Stock.  The conversion price of the Debentures is subject to adjustment for stock splits, stock dividends, combinations or similar events.

For so long as the Debentures are outstanding, the Company is prohibited from taking certain actions without the consent of the holders of at least 67% in principal amount of the then outstanding Debentures, including but not limited to, prohibitions against: (a) incursion of any indebtedness, (b) incursions of any liens, or (c) payment of cash dividends.

The Debentures contain standard and customary events of default including, but not limited to: (i) failure to make payments when due under the Debentures; (ii) bankruptcy or insolvency of the Company; (iii) certain failures (in the case of the Debentures) to comply with the requirements under the Registration Rights Agreement as described below; or (iv) engagement in a change of control or other fundamental transaction.

In addition to standard and customary events of default, it will constitute an event of default under the Debentures if Company fails to: (a) receive shareholder approval for the Financing in order to meet the listing requirements of the Nasdaq Capital Market, (b) receive shareholder approval to amend its certificate of incorporation to increase the authorized number of shares of common stock from 150,000,000 to 350,000,000, or (c) receive approval of a CIRM grant of at least $10 million by January 31, 2016.

If there is an event of default, the holder of the Debentures may require the Company to redeem all or any portion of the Debentures (including all accrued and unpaid interest, if any), in cash, at a price equal to the greater of: (i) the outstanding principal amount of the Debentures, plus all accrued and unpaid interest thereon, divided by the conversion price on the date the default amount is either (A) demanded (if demand or notice is required to create an event of default) or otherwise due or (B) paid in full, whichever has a lower conversion price, multiplied by the VWAP on the date the default amount is either (x) demanded or otherwise due or (y) paid in full, whichever has a higher VWAP, or (ii) 130% of the outstanding principal amount of the Debentures, except (1) if the default is the failure to receive shareholder approval of the Financing, then 100% of the outstanding principal amount of the Debentures, (2) if the default is due to the failure to receive shareholder approval to increase the number of authorized shares, then 110% of the outstanding principal amount of the Debentures, or (3) if the default is due to the failure to receive CIRM grant, then 110% of the outstanding principal amount of the Debentures.

Description of the Warrants

Series A Warrant:

The Series A Warrants entitle the holders to purchase, in the aggregate, up to 22,058,823 shares of Common Stock at an exercise price of $0.68 per share for a period of five and one-half years.  The Series A Warrants are exercisable upon the earlier of shareholder approval or the six month anniversary of the issuance date.  The exercise price of the Warrants is subject to adjustment for stock splits, stock dividends, combinations or similar events. The Warrants may be exercised for cash or, upon the failure to maintain an effective registration statement, on a cashless basis.

Series B Warrant:

The Series B Warrants entitle the holders of the Warrants to purchase, in the aggregate, up to 12,132,353 shares of Common Stock with an exercise price of $0.68.  The Series B Warrants are exercisable upon the earlier of shareholder approval or the six month anniversary of the issuance date.  Following shareholder approval, the Series B Warrants may be exercised on a cashless basis at market price at the time of exercise if it is lower than the conversion price subject to a floor of $0.10 per share.  The exercise price of the Series B Warrants is subject to adjustment for stock splits, stock dividends, combinations or similar events.

The Series A and B Warrants are subject to vesting to approximate the amount of funds actually received by Company under the Debentures.

Registration Rights Agreement

The Company entered into a Registration Rights Agreement pursuant to which the Company agreed  to register (a) all of the shares of Common Stock then issued and issuable upon conversion in full of the Debentures (assuming on such date the Debentures are converted in full without regard to any conversion limitations therein) and (b) all Warrant Shares then issued and issuable upon exercise of the Warrants (assuming on such date the Warrants are exercised in full without regard to any exercise limitations therein). Pursuant to the Registration Rights Agreement, the Company is required to file the initial registration statement no later than September 25, 2015 and to have such registration statement declared effective by October 26, 2015, or November 16, 2015 if the SEC conducts a “full review”. If the Company is unable to meet its obligations under the Registration Rights Agreement, it may be required to pay certain cash damages to holders of the Debentures and Warrants, and may be an event of default under the Debentures.

The foregoing are only brief descriptions of the material terms of the Purchase Agreement, the Debentures, the Series A Warrants, Series B Warrants, Registration Rights Agreement, and Security Agreement, which are attached hereto as Exhibits 10.1 through 10.6, respectively, and are incorporated herein by reference. The foregoing does not purport to be a complete description of the rights and obligations of the parties thereunder and such descriptions are qualified in their entirety by reference to such exhibits.

Item 3.02 Unregistered Sales of Equity Securities.

The information contained in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference to this Item 3.02.   The Debentures and the Warrants described in this Current Report on Form 8-K were offered and sold to an instructional accredited investor in reliance upon exemption from the registration requirements under Section 4(a)(2) under the Securities Act of 1933, as amended (“Securities Act”), and Rule 506 of Regulation D promulgated thereunder.

Item 7.01 Regulation FD Disclosure.

On September 1, 2015, the Company issued a press release announcing the Financing. A copy of the press release is furnished as Exhibit 99.1 of this report.

The information under Item 7.01 and in Exhibit 99.1 of this Current Report on Form 8-K is being furnished and shall not be deemed “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section. The information under Item 7.01 and in Exhibit 99.1 of this Current Report on Form 8-K shall not be incorporated by reference into any filing under the Securities Act or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

Item 9.01 Financial Statements and Exhibits.

(d)  Exhibits.

10.1	Form of Securities Purchase Agreement
10.2	Form of Debenture
10.3	Form of Series A Warrant
10.4	Form of Series B Warrant
10.5	Form of Registration Rights Agreement
10.6	Form of Security Agreement
99.1	Press Release dated September 1, 2015, titled “Cesca Therapeutics Secures $15 Million Financing from Institutional Life Sciences Fund.”

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Cesca Therapeutics Inc. a Delaware Corporation

Dated: September 1, 2015	/s/Michael Bruch
Michael Bruch Interim Chief Financial Officer